Fellow Shareholders:

Realize. Invest. Partner. Return. These four words will guide our actions at Harris & Harris Group over the next five years. In a letter to shareholders released on September 30, 2013, we described each part of our strategy of realize, invest, partner and return. In the second quarter letter to shareholders, we described “realize” and our increasing ownership in our portfolio companies over the past five to seven years. We believe we will realize returns in these companies over the next few years, and our returns may increase owing to the increased ownership.

In this letter, I would like to describe “invest” and detail our investment focus over the coming years. Harris & Harris Group will build transformative companies from disruptive science. Our investments will have two characteristics: 1) they will be early-stage, where our focus will be on founding, incubating and building transformative companies from disruptive science and 2) they will be focused on BIOLOGY+.

We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. We focus on this intersection because we believe interdisciplinary innovation will be required in order to address many of the life science challenges of the future.

In 2002, we focused our efforts investing in companies that were enabled at the nanoscale. Many of the disruptive scientific breakthroughs that are the basis of the transformative companies we build occur at the nanoscale. This focus permitted Harris & Harris Group to become a leader investing in this emerging space. Recent exits in companies such as

BioVex Group, Inc., Solazyme, Inc., Crystal-IS, Inc., and Xradia, Inc., attest to our leadership position. Additionally, our interdisciplinary scientific backgrounds led us to identify interesting breakthroughs that were occurring ever more often at the intersection of different scientific disciplines.

Two things have become clear to us over the past five years. First, many of the most interesting scientific breakthroughs are occurring at the intersection of different scientific disciplines, usually with biology as one of these disciplines. Two, companies that intersect with healthcare or the life sciences are yielding increased venture capital returns. In our own portfolio, companies in the life science sector have outperformed portfolio companies in the electronics and energy sectors significantly since 2002.

Thus, beginning in 2009, the majority of our investments have been in companies that we define as BIOLOGY+.

As the table below demonstrates, we have already invested in companies that have teamed innovations in biology with innovations in engineering, physics, electronics, information technology (IT), mathematics and material sciences. In the case of Enumeral Biomedical, this combination enables the ability to interrogate cells at the single cell scale in unique ways for the first time. In the case of Molecular Imprints, the combination enables personal genomics by using a new form of semiconductor lithography to perform genomic sequencing using silicon wafers. This increases the speed and reduces the cost of large- scale sequencing. In the case of D-Wave, its quantum computer can be used to solve very complex protein folding problems to enable new therapeutic approaches.

Currently, we plan to focus all our efforts on building new companies enabled by our BIOLOGY+ thesis. We believe areas such as 1) personalized genomics, 2) novel therapeutics and diagnostics for cancer and other diseases, and 3) 3D non-invasive imaging and diagnostics, as well applications in agriculture, industrial biotechnology, water, functional foods and personal health will all be influenced by innovations in BIOLOGY+. Our team, with scientific backgrounds in chemistry, biochemical engineering, physics, genetics and material science, is uniquely qualified to identify, diligence and invest in these opportunities.

Before concluding, we would like to return to the early-stage nature of the companies we build. Harris & Harris Group builds transformative companies from disruptive science. There are very few people and very few venture capital firms still in existence that have the expertise to find, incubate and build these types of companies. The disruptive science comes from leading laboratories at premier research institutions. It takes time, experience and often partnerships with leading, global scientific companies to bring the technology to market.

Our focus is on building these companies at the stage of the first institutional dollars invested. We spend a tremendous amount of time with these companies, often playing managerial roles in the earliest stages of their development. Our technical knowledge is important at this stage. Our success in building management teams and focusing on key market opportunities is critical at this stage. As these companies develop, we continue to invest in them, and we invite other investors with complementary skill-sets to invest and add value. In many of these companies, there is a round of capital that has an asymmetrical or outsized return potential compared to other rounds. By being in the companies early, and by recognizing this opportunity, we have the potential to deliver outsized returns even though the investment time period may be long. Our goal is to have greater than 10 percent ownership at the time of the realization of our return. Thus, as we have noted previously, we are taking larger positions in a smaller number of companies.

We believe we have an investment thesis that is difficult to replicate, and we have an interdisciplinary investment team that is difficult to replicate. We have demonstrated that we have the ability to discover, diligence, invest, build and realize gains in transformative companies built from these emerging areas of science. This is an opportune time to be doing early-stage company building, as valuations and competition are both very low. We have greater ownership than we have had historically, which we believe will better reward our shareholders in the future. We have a strong balance sheet, an outstanding portfolio, a proven team and we are excited about the future.

Douglas W. Jamison

Chairman, Chief Executive Officer
and Managing Director

October 8, 2013

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.